Exhibit 10.3




                                 January 9, 2004






Board of Directors of
Tamboril Cigar Company
100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9

Gentlemen,

         Reference is made to the license agreement between C and T Co. Incorporated ("C&T") and Axion Power Corporation ("Axion"), dated November 15, 2003, as amended. We have been advised that Tamboril Cigar Company ("Tamboril") has recently acquired all issued and outstanding securities of Axion; other than the contract rights held by C&T under the license agreement

         C&T hereby agrees to waive the share consideration specified in Section 3.1(b); the future royalty payments specified in Section 3.2; the conditional merger rights specified in Section 12.1; and all of its right, title and interest in and to the Technology Intellectual Property in exchange for 25,000,000 common stock purchase warrants. All such stock purchase warrants will be exercisable at a price of $0.125 per share for a period of two years from the original issue date and freely transferable to the individual stockholders of C&T. The remaining physical assets, staff contracts and goodwill referred to in
Section 12.1 are expressly excluded from the current transaction.

         Tamboril and C&T will negotiate an acceptable amendment to the existing Axion contract that provides for the final transfer of C&T's remaining physical assets, staff contracts and goodwill to Tamboril upon the full payment of the $1,794,000 purchase price specified in the amendment to the license agreement. Moreover, C&T shall retain a purchase money security interest, and/or the Canadian equivalent thereof, in the Technology Intellectual Property until all such amounts have been paid in full and the stock of Tamboril is listed on either the Nasdaq Stock Market or the American Stock Exchange.

Tamboril Cigar Company                            C and T Co. Incorporated

         /s/                                          /s/


John L. Petersen, chief financial officer          Igor Filipenko, president